Exhibit 99.2

Altimmune, Inc.

(Formerly, VAXIN, INC.)

2001 NON-EMPLOYEE STOCK OPTION PLAN

Adopted November 28, 2001

Approved by Shareholders December 31, 2001

1.	PURPOSES

The purposes of the Altimmune, Inc. 2001 Non-Employee Stock Option Plan are (i) to align the interests of the Company’s shareholders and recipients of Options under the Plan by increasing the proprietary interest of such recipients in the Company’s growth and success and (ii) to advance the interests of the Company by attracting well-qualified persons by providing such persons with performance-related incentives. All references to “share”, “shares”, “option” or “options” under this Plan have been adjusted to reflect the Company’s merger with PharmAthene, Inc. effected on May 4, 2017.

2.	DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

“Affiliate” shall mean any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

“Board” shall mean the Board of Directors of the Company or a Committee appointed by the Board of Directors of the Company.

“Change in Control” shall mean (a) the acquisition of power to direct, or cause the direction of, the management and policies of the Company by a person (not previously possessing such power), acting alone or in conjunction with others, whether through the ownership of Common Stock, by contract or otherwise, (b) the acquisition of Common Stock which results in, directly or indirectly, the power to vote more than 50% of the outstanding Common Stock by any person or by two or more persons acting together, or (c) the election of the Company’s Board of Directors, without the recommendation of the incumbent Board of Directors of the Company, of directors constituting a majority of the number of directors of the Company then in office. For purposes of this definition, (i) the term “person” means a natural person, corporation, partnership, joint venture, trust, government or instrumentality of a government, and (ii) customary agreements with or between underwriters and selling group members with respect to a bona fide public offering of Common Stock shall be disregarded.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor legislation.

“Committee” shall mean the members of the Board, or a committee appointed by the Board to administer this Plan (including an “Outside Committee” as defined in Section 6.3), such committee to at all times consist of two or more members of the Board. The Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee shall be filled by the Board. The Committee shall select one of its members as Chairman and shall hold meetings at such times and places as it may determine.

“Common Stock” shall mean the common stock, $0.0001 par value per share, of the Company.

“Company” shall mean Vaxin, Inc., a Delaware corporation, and its Affiliates.

“Continuous Service” shall mean the absence of any disruption or termination of a Participant’s service with the Company as an Eligible Person. Service shall not be considered interrupted in the case of (i) a change in the Participant’s capacity as an Eligible Person or entity in which the Participant renders service, so long as such entity is an Affiliate or (ii) transfers between payroll locations of the Company or successor. The Board of directors in its discretion shall determine the effect of sick leave, military leave, or other leave of absence approved by the Company.

“Disability” shall mean permanent and total disability as generally determined by the Company.

“Eligible Person” shall mean any Person eligible to participate in the Plan pursuant to Section 3 of the Plan.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean the fair market value of a share of Common Stock as determined in good faith by the Board, using such methodology as it in its sole discretion may deem appropriate, or, if at any time the Common Stock is publicly traded on any exchange or any over-the-counter market, the closing sales price for such stock (or closing bid if no sales were reported) as quoted on such exchange or market on the last market trading day prior to the date of determination as reported by the Wall Street Journal, or such other source as the Board deems reliable.

“Non-ISO” shall mean an Option granted under this Plan to purchase Common Stock which is not intended by the Company to satisfy the requirements of Code Section 422.

“Option” shall mean Non-ISO granted pursuant to Section 7 hereof.

“Participant” shall mean any Person to whom an Option has been granted pursuant to this plan, or if applicable, such other person who holds an outstanding option.

“Plan” shall mean this Vaxin, Inc. 2001 Non-Employee Stock Option Plan, as amended from time to time.

“Retirement” shall mean attaining age 65 unless otherwise provided by a written agreement between the Participant and the Company or termination of employment under the terms of the Company’s then current retirement policy.

“Rule 16b-3” shall mean Rule 16b-3 promulgated under Section 16(b) of the Exchange Act or any successor to such rule.

“Securities Act” shall mean the Securities Act of 1933, as amended.

3.	ELIGIBILITY AND PARTICIPATION

Directors, advisory board directors, consultants or similar persons associated with the Company who, in the judgment of the Board, are responsible for or contribute to the management, growth and/or profitability of the business of the Company are eligible to be granted Options under the Plan. Participants shall be selected from time to time by the Board, in its sole discretion, from among those eligible.

4.	SHARES AVAILABLE

4.1 Number; Limitations. The total number of shares of Common Stock subject to issuance under the Plan may not exceed 247,750, subject to adjustment as provided by Section 4.3. The shares to be delivered under the Plan may consist, in whole or in part, of authorized but unissued shares of Common Stock or treasury Common Stock not reserved for any other purpose. The Company shall at all times reserve a sufficient number of shares to meet the requirements of the Plan. No fractional shares shall be issued under the Plan, nor shall any cash in lieu of fractional shares be paid.

4.2 Unused Stock. In the event any shares of Common Stock are subject to an Option which, for any reason, expires, terminates or, with the consent of the Participant, is canceled as to such shares, such Common Stock may again be made available for issuance under the Plan.

4.3 Adjustment Provisions. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization, or any distribution to holders of Common Stock other than a cash dividend, the number and class of shares available under the Plan, the number and class of shares subject to each outstanding Option and the purchase price per share, and the number and class of shares subject to each other outstanding Option shall be appropriately adjusted by the Committee, such adjustments to be made without a change in the aggregate purchase price or reference price set forth in the agreements or other documents describing such Options.

5.	EFFECTIVE DATE

The effective date of this Plan shall be the date it is adopted by the Board, if applicable, provided that the shareholders of the Company shall approve this Plan in accordance with Rule 16b-3, if applicable. If any Options are granted under the Plan before the date of such shareholder approval, such Options automatically shall be granted subject to such approval.

6.	ADMINISTRATION

6.1 Administration and Interpretation. This Plan shall be administered by the Board. The Board acting in its absolute discretion shall exercise such powers and take such action as expressly called for under this Plan. Further, the Board shall have the power to interpret this Plan and the respective agreements executed thereunder, to prescribe rules and regulations relating to the Plan as it may deem advisable to carry out the Plan, to take such action in the administration and operation of this Plan as the Board deems equitable under the circumstances, and to make all other determinations necessary or advisable for administering the Plan. The determination of the Board on matters within its authority under the Plan shall be conclusive, and such action shall be binding on the Company, on each affected Participant, and on each other person directly or indirectly affected by such action.

Each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and upon any other information furnished in connection with the Plan by any person or persons as the Board may deem advisable. In no event shall any person who is or has been a member of the Board be liable for any determination made or other action taken by him or any failure by him to act in reliance upon any such report or information, if in good faith. The members of the Board may be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorney’s fees) arising therefrom to the full extent permitted by law and under any directors’ and officers’ liability insurance that may be in effect from time to time, in all events as a majority of the Board then in office may determine from time to time, as evidenced by a written resolution thereof. In addition, no member of the Board and no employee of the Company shall be liable for any act or failure to act, by any other member or other employee, or by any agent, to whom duties in connection with the administration of this Plan have been delegated, or for any act or failure to act by such member or employee, except in circumstances involving such member’s or employee’s bad faith, gross negligence, intentional fraud or violation of a statute.

7.	OPTIONS

7.1 (a) Grants. Options shall be Non-ISOs and a separate certificate or certificates will be issued for shares purchased on exercise of each Option. The Board shall have the authority to grant to any Eligible Person one or more Non-ISOs.

7.2 Terms of Options. Options granted under this Plan shall be subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Board shall deem desirable:

(a) Exercise Price. The exercise price per share of Common Stock purchasable under an Option shall be determined by the Committee at the time of grant.

(b) Option Term. The term of each Option shall be fixed by the Board, but no Option shall be exercisable more than ten (10) years after the date the Option is granted.

(c) Vesting and Exercisability. Except as provided in Sections 6 and 10 hereof, all Options granted under this Plan shall vest as provided in the Option Agreement pursuant to Section 7.3. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate.

(d) Exercisability Upon Termination. In the event of the termination of a Participant’s Continuous Service with the Company, the Participant may exercise his or her Option (to the extent exercisable on the date of termination) but only within the period of time ending upon the earlier of (i) the expiration date of the Option, (ii) the date three (3) months following such date of termination, or (iii) such longer or shorter period specified in the Option Agreement. If the Option is not exercised within the time specified herein, the Option shall terminate.

(e) Method of Exercise. An Option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased with the purchase price therefor to be payable in full either (A) in cash, (B) in previously owned whole shares of Common Stock (for which the holder of the Option has good title free and clear of all liens and encumbrances) with their Fair Market Value determined as of the date of exercise, (C) by authorizing the Company to retain whole shares of Common Stock which would otherwise be issuable upon exercise of the Option with their Fair Market Value determined as of the date of exercise, or (D) a combination of (A), (B) and (C), in each case to the extent determined by the Board at the time of grant of the Option, and (ii) by executing such documents as the Company may reasonably request. No shares of Common Stock shall be issued until the full purchase price has been paid. The Corporation will, as soon as is reasonably possible, notify the Optionee of the amount of withholding lax, if any, that must be paid under federal, state and local law due to exercise of the Option. The Corporation shall have no obligation to deliver certificates for the shares purchased until Optionee pays to the Corporation the amount of withholding specified in the Corporation’s notice in cash or in Common Stock. Optionee may direct the Corporation to withhold that number of shares of Common Stock (valued according to the procedures set forth in this section on the date of withholding) sufficient to satisfy such obligation.

7.3 Option Agreement. As determined by the Board on the date of grant, each Option shall be evidenced by a written option agreement and no such Option shall be valid until so evidenced (“Option Agreement”). Such agreement shall specify, among other things, the type of Option granted, the Option price, the duration of the Option, the number of shares of Common Stock to which the Option pertains, and the schedule on which such Options become exercisable.

8.	REPURCHASE; RESTRICTIONS ON TRANSFER

8.1 Repurchase. The Option Agreement or written employment agreement with the Company (“Employment Agreement”) may provide for terms under which the Company shall have the right and option to repurchase all of the shares of Common Stock held by the Participant which were acquired pursuant to Options granted under this Plan. In addition, the Board may at any time offer to buy out an Option previously granted or shares acquired pursuant to an Option, based on such terms and conditions as the Board shall establish and communicate to the Participant at the time such offer is made.

8.2 Restrictions on Transfer.

(a) Any attempted transfer of an Option or Common Stock issued pursuant to the exercise of any Option in violation of the terms of this Plan or the Option Agreement shall be ineffective to vest any legal or beneficial interest in such Option or Common Stock in any transferee and shall be null and void. Without limiting the foregoing, any purported transfer by the Participant in violation hereof shall be ineffective as against the Company, and the Company shall have a continuing right and option (but not an obligation), until this Plan terminates, to purchase Common Stock purported to be transferred by or for the Participant for a price and on terms the same as those at which such Common Stock could have been purchased hereunder at the time of the transfer. Nevertheless, the Company may in any particular circumstance, by action of its Board of Directors, waive these restrictions on transfer.

(b) Notwithstanding the foregoing, the Participant may, in form acceptable to the Company, designate a third party who, in the event of death of the Participant, shall thereafter be entitled to exercise the Option. Options may only be exercised or settled during the Participant’s lifetime by the Participant or his or her guardian, conservator or other legal representative. Options shall not in any manner be subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall they be subject to attachment or legal process for or against such person.

(c) If the Participant is an individual, the Participant may transfer, without complying with the provisions of this Section 8, such Participant’s Common Stock by way of gift to any member of the Participant’s family or to a trust for the benefit of any such family member or the Participant, provided the transferee agrees in writing to be bound by the terms and conditions of this Plan and the Option Agreement (including without limitation this Section 8), or by will or the laws of descent and distribution, in which event each such transferee shall be bound by all of the provisions of this Plan and the Option Agreement to the same extent as if such transferee were the Participant. As used in this Plan or the Option Agreement, the word “family” shall include any spouse, lineal ancestor or descendant, or brother or sister.

8.3 Notice of Proposed Sale. If at any time a Participant desires to sell or transfer any shares of Common Stock owned by the Participant, the Participant shall give written notice to the Company (the “Notice”) setting forth the Participant’s desire to sell or transfer such Common Stock (the “Offered Shares”), which Notice shall set forth the amount and type of such Common Stock, the price per share and any other material terms and conditions relating to the proposed sale or transfer, including the identity of the transferee, if known.

8.4 Company’s Option to Purchase.

(a) The Company shall have a non-assignable option to purchase all or any part of the Offered Shares for the consideration per share and on the terms and conditions specified in the Notice. The Company must exercise such option, no later than twenty (20) days after such Notice is sent by U. S. mail to the Company’s main office (the “Option Period”), by written notice to the Participant. If the Company elects to purchase all of such Offered Shares, the Company shall be obligated to purchase, and the Participant shall be obligated to sell or transfer to the Company such Offered Shares at the price and terms indicated in the Notice.

(b) In the event the Company does not exercise its option within the Option Period with respect to all of the Offered Shares, the Company shall cause its Secretary, by the last day of the Period, to give written notice of that fact to the Participant. However, the Company shall have the right to disapprove any transferee by written notice to the Participant during the Option Period of the reasons therefore, which disapproval shall not be unreasonably given.

(c) In the event the Company duly exercises its option to purchase all or part of the Offered Shares, the closing of such purchase shall take place at the offices of the Company on the date five days after the expiration of the Option Period.

(d) To the extent that the consideration proposed to be paid for the Offered Shares consists of property other than cash or a promissory note, the consideration required to be paid by the Company exercising its option may consist of cash equal to the value of such property, as determined in good faith by agreement of the Participant and the Company (by action of its Board of Directors).

(e) The right of first refusal established by this Section 8.4 shall not apply to and shall terminate upon an IPO of the Company’s Common Stock.

(f) Failure to Fully Exercise Options. In the event that the Company does not fully exercise its option to purchase the Offered Shares within the Option Period and does not notify the Participant of its disapproval of the transferee, then the option of the Company to purchase the Offered Shares, whether exercised or not, shall terminate. In such event, the Participant may sell or transfer any or all of such Offered Shares during the ninety (90) days following the expiration of the Option Period, provided that: (a) such sale or transfer shall only be made pursuant to the terms of the Notice (or, at the Participant’s option, at a price that is higher than the price set forth in the Notice but otherwise on the terms set forth therein); (b) the Participant shall not sell or transfer such Offered Shares to a competitor of the Company without the prior written consent of the Company, duly authorized by the Board of Directors; and (c) prior to the sale or transfer of such Offered Shares, the transferee shall execute an agreement with the Company pursuant to which the transferee agrees to be subject to the right of first refusal set forth in this Section 8.4. If the Offered Shares are not sold or transferred pursuant to the provisions hereof within such time period, the Offered Shares shall remain subject to the terms of this Plan.

9.	TERMINATION OR AMENDMENT

This Plan may be amended, suspended or terminated by the Board from time to time to the extent that the Board deems necessary or appropriate; provided, however, that no amendment shall be made without shareholder approval to the extent such approval is required by Rule 16b-3 or any securities exchange listing requirements. The Board may in its sole discretion submit any other amendment for shareholder approval.

The Board also may suspend the granting of Options under this Plan at any time and may terminate this Plan at any time; provided, however, rights under any Option granted before any amendment, suspension or termination of the Plan shall not be impaired by such action unless (i) the Participant consents in writing to such action or (ii) such action is pursuant to a dissolution or liquidation of the Company or a transaction described in Sections 4.3 or 10 of this Plan.

The Board at any lime, and from time to time, may amend, modify or cancel the terms of any one or more Options; provided, however, that the rights under any Option shall not be impaired by any such amendment modification or cancellation except as provided in clause (i) or (ii) above.

10.	CHANGE IN CONTROL AND OTHER CORPORATE EVENTS

10.1 Sale, Merger or Consolidation. Unless the Option Agreement or Employment Agreement provide otherwise, in the event that the Company is a party to (i) a sale of all or substantially all of the assets of the Company other than to an Affiliate, (ii) a merger or consolidation in which the Company is not the surviving corporation, or (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, outstanding Options shall be subject to the agreement of sale, merger or consolidation, which agreement may provide without the affected Participant’s consent for:

(a) The continuation of such outstanding Options by the Company (if the Company is the surviving corporation);

(b) The assumption of the Plan and such outstanding Options by the surviving corporation or its parent;

(c) The substitution by the surviving corporation or its parent of options with substantially the same terms for such outstanding Options; or

(d) The cancellation of each outstanding Option after payment to the Participant of an amount in cash or cash equivalents equal to (i) the Fair Market Value of the Common Stock subject to such Option at the time of the sale, merger or consolidation minus (ii) the exercise price of the Common Stock subject to such Option, or

(e) The acceleration of vesting of Options and termination of such Options if not exercised at or prior to such event.

A transaction shall not be subject to this Section if the sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

10.2 Change in Control. Unless the Option Agreement or Employment Agreement provide otherwise, if there is a Change in Control of the Company, the Board thereafter shall have the right to take such action with respect to any outstanding Options as the Board deems appropriate under the circumstances to protect the interest of the Company in maintaining the integrity of such Options under this Plan, including entering into an agreement providing for the terms permitted by Section 10.1 in the event of a sale or merger of the Company. The Board shall have the right to take different action under this Section 10.2 with respect to different Participants or different groups of Participants, as the Board deems appropriate under the circumstances. Except for the terms permitted by Section 10.1, in no event shall the Board take any action under this Section 10.2 which would impair the value of such Options, without the affected Participant’s consent.

10.3 Dissolution or Liquidation. In the event of dissolution or liquidation of the Company, then all outstanding Options shall terminate immediately prior to such event.

(a) the tenth anniversary of the effective date of this Plan (as determined under Section 5 of this Plan), in which event this Plan thereafter shall continue in effect until all outstanding Options have been exercised in full and/or became fully vested or no longer are exercisable; or

(b) the date on which all of the Common Stock reserved under Section 4.1 of this Plan has (as a result of the exercise and/or vesting of Options granted under this Plan) been issued or no longer is available for use under this Plan, in which event this Plan also shall terminate on such date.

Except as provided herein, this Plan shall remain in effect until all Options granted under the Plan have been exercised or expired by reason of lapse of time.

11.	GENERAL PROVISIONS

11.1 Unfunded Status of Plan. This Plan is intended to be unfunded. With respect to any payments as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

11.2 No Right to Option or Continuous Service. Neither this Plan nor the grant of any Option hereunder shall give any Participant any right with respect to (i) an Option or any other rights except as evidenced by a written agreement related to an Option, or (ii) Continuous Service with the Company, nor shall this Plan or the grant of an Option hereunder be a limitation in any way on the right of the Company to terminate his or her employment or other relationship with the Company at any time.

11.3 Use of Proceeds. The proceeds received by the Company from the sale of Common Stock pursuant to the exercise of Options under the Plan shall be added to the Company’s general funds and used for general corporate purposes.

11.4 Other Plans. In no event shall the value of, or income arising from, any Options under this Plan be treated as compensation for purposes of any pension, profit sharing, life insurance, disability or any other retirement or welfare benefit plan now maintained or hereafter adopted by the Company, unless such plan specifically provides to the contrary.

11.5 Section 16. It is intended that the Plan and any Options granted to a person subject to Section 16 of the Exchange Act meet all of the requirements of Rule 16b-3 to the extent applicable. If any provision of the Plan or any Option grant would disqualify the Plan or such Option, or would otherwise not comply with Rule 16b-3 to the extent applicable, such provision or Option shall be construed or deemed amended to conform to Rule 16b-3.

11.6 No Restriction on Right of Company to Effect Corporate Changes. Nothing in the Plan shall affect the right or power of the Company or its shareholders to make or authorize any adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

11.7 Shareholder Rights. A Participant shall have no rights as a shareholder with respect to any shares issued or issuable with respect to an Option until a certificate or certificates evidencing such shares shall have been issued to or for the benefit of such Participant, and no adjustment shall be made for dividends or distributions or other rights in respect of any share for which the record date is prior to the date upon which the Participant shall become the holder of record thereof.

11.8 Governing, Law. This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware (without regard to applicable Delaware principles of conflict of laws).

11.9 Construction. Wherever any words are used in this Plan in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form in all eases where they would so apply.

11.10 Securities Laws. (a) The Company shall not be obligated to issue any Common Stock pursuant to any Option granted under the Plan at any time when the offering of the shares covered by such Option has not been registered (or exempted) under the Securities Act and such other state and federal laws, rules or regulations as the Company or the Board deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such shares. If after reasonable efforts, the Company is unable to obtain from any regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue Common Stock pursuant to any Option, the Company shall be relieved from any liability for failure to issue such stock unless and until such authority is obtained. Nothing shall require the Company to register under the Securities Act the Plan, any Option or any Common Stock issued or issuable pursuant to any Option. The Company may require a Participant, as a condition of exercising or acquiring stock under any Option, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Option, and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring the stock subject to the Option for the Participant’s own account and not with any present intention of selling or otherwise distributing the stock. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the stock. To the extent required by California law, Participants who are California residents shall receive financial statements annually in the form available from the Company.

11.11 No Adjustment. Except as hereinbefore expressly provided, issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warranty to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Options theretofore granted, or the purchase price per share of Common Stock subject to Options.

11.12 Substitution. Options may be granted under the Plan from time to time in substitution for stock awards of other corporations held by persons who become Eligible Persons as a result of a merger or consolidation of such other corporation with the Company or an Affiliate, the acquisition by the Company of all or a portion of the assets of such other corporation, or the acquisition by the Company of stock of such other corporation with the result that such other corporation becomes an Affiliate.